EXHIBIT 1

Suite 1050 – 625 Howe Street Vancouver, BC V6C 2T6	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
PERU COPPER ANNOUNCES
HIGHLY FAVORABLE COLUMN LEACH RESULTS
Vancouver, British Columbia, Canada, February 5, 2007 - Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL:CUP) (“Peru Copper” or the “Company”) is pleased to announce that it has received highly favorable results from its recent column leach testing at the Toromocho copper deposit.
The preliminary column leach test results detailed below suggest that the geology of the Toromocho orebody is particularly suited to an initial heap leach operation followed several years later by flotation concentration, which the Company expects could be built largely from cash flow generated by the heap leach operation. This could mean a significantly smaller up front capital investment for the Company, as well as a shorter timeframe to copper production.
The upper 200 to 300 meters of mineralization contains the highest percentage of chalcocite, a copper mineral soluble in ferric iron solution, but this zone is relatively low in molybdenum which increases progressively with depth and becomes an important by-product below a depth of 200 meters. Neither molybdenum nor silver will be recovered in the heap leach process but will be in the flotation concentration operation which follows.
A local source for sufficient low cost sulfuric acid has been identified which the Company is pursuing for the 50,000 tonnes per day leaching operation. Also, various arsenic management options are being evaluated for the small percentage of Toromocho ore which is affected, including ore segregation, inclusion in heap leach and evaluation of smelting options, including a possible smelting destination in Peru which has higher penalty thresholds.
As Peru Copper continues to explore possibilities to optimize the economics of the Toromocho orebody, it is on track to complete a full feasibility study by the end of 2007. Additional pre-feasibility work is also being carried out to evaluate the column leach test results for the initial heap leach operation and subsequent flotation plan.
Executive Chairman J. David Lowell stated “We are very encouraged by the results of the ongoing optimization work at Toromocho of which the positive heap leach results are only one of many positive studies ongoing. At a time when capital costs to build a mine are escalating, it is very refreshing to be able to report to our shareholders that a much lower cost alternative may be available. Both Gerald Wolfe, our new CEO, and I are very excited about Peru Copper pursuing the development of this exceptional copper deposit.”

Leach Results
The results of leaching 28 large diameter columns run on intrusive copper mineralization have shown higher copper recovery and shorter leaching time than had been expected. Recovery has generally been in the range of 60% of total copper. Preliminary results are as follows:
Intrusive Rock Types:
A 25 tonne sample of intrusive mineralization was collected from the existing open pit and prepared for leach at Plenge Labs in Lima.
Samples were subjected to leach ranging from 6”, 4”, 2” and 1” top crush size. The samples were subjected to various amounts and rates of acid addition to the column leaches. The following results have been reported by Plenge Labs for some selected samples.
1” top size intrusive mineralization containing 0.33% total copper of which 53.5% was cyanide soluble copper was subjected to an acid cure and leached in a ferric sulfate environment for 295 days. The intrusive sample leached well and 72.9% of the total copper was leached. The sample consumed 25.7 kg/t sulfuric acid. Non-cyanide soluble appeared to leach well and the mineralization was still producing copper at the time the leach was terminated.
4” top size intrusive mineralization containing 0.33% total copper, of which 53.5% was cyanide soluble copper, was subjected to a leach using an application rate of leach solution of 15 L/hr-m2 of 5 gpL H2SO4. The rock was leached for 247 days and yielded 53.5% total copper recovery. An identical sample crushed to 6” top size is still running and the total copper recovery has exceeded 60%. The copper is still leaching in the 6” column. Total acid consumption of the 4” material was 21.9 kg/t.
Bacterial activity oxidizing ferrous iron to ferric iron was noted in all of the intrusive testing.
Blended Skarn and Intrusive Rock Types:
Two columns of blended 1” top size mineralization were run for about 170 days. One column consisted of a 63% intrusive 37% skarn blend. Leach solution was introduced at 5L/hr-m2 and 5 gpL H2SO4. The blended sample did not exhibit percolation problems as noted in the 100% skarn columns. The blended mineralization assayed 0.43% copper of which 42.7% was cyanide soluble. In 170 days the column yielded 53.1% copper extraction and 14.26 kg/t sulfuric acid consumption. Although the acid consumption appears to be low it was necessary to add ferric sulfate to the system, increasing the actual acid addition to the column. The second column had similar results to the first column.
High Arsenic Rock Types:
Two columns were run on drill core composites representing high arsenic material that will be diverted to heap leach to avoid smelter arsenic penalties. This material was crushed to 3/4” top size and leached in 4” columns at a leach solution application rate of 15 L/hr-m2. The mineralization was leached for about 175 days. The samples contained 0.446% and 0.349% total copper of which about 73.5% was cyanide soluble. After 175 days of leaching the respective copper recoveries were 64.9% and 72.9% with 21.4 kg/t and 17.96 kg/t gross acid consumption. Both columns were producing their own acid by the time the leaches were terminated and both are still responding to the ferric sulfate leach solution.
J. David Lowell, Registered Professional Engineer, Arizona State Board of Technical Registration and Executive Chairman of the Company, who is the Qualified Person for the project. Mr. Lowell has reviewed and approved the contents of this news release.
For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com
Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-3 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
Forward-Looking Statements:
Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.
Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, include but are not limited to statements with respect to estimated capital costs, cash flow from potential heap leach operations and timing and amount of actual copper recovery, Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “estimates” or variations (including negative variations) or such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the final results of current testing and studies at Toromocho, exploration and potential development of Toromocho, risks related to international operations, risks related to the timing and amount of future production , changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, possible variations of ore grade or recovery rates and other risks of the mining industry, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-3 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.